Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION RECEIVES NASDAQ NOTICE
REGARDING CAPITAL MARKET LISTING DEFICIENCY

Ft. Lauderdale, FL, February 22, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, announced that, on February 19, 2008, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market stating that the Company does not comply with Marketplace rule 4310(c)(3), which requires companies listed on The Nasdaq Capital Market to have (i) a minimum of $2,500,000 in stockholders' equity; (ii) a market value of listed securities of $35,000,000; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Nasdaq's letter further stated that, in light of the Company’s noncompliance, Nasdaq is reviewing the Company's eligibility for continued listing on The Nasdaq Capital Market. To facilitate this review, Nasdaq requested that the Company provide, no later than March 5, 2008, a plan to achieve and sustain compliance with all of the listing requirements of The Nasdaq Capital Market, including the time frame for completion of the plan. The Company intends to respond to Nasdaq on or before the March 5, 2008 deadline with a plan of action for achieving and sustaining compliance with all listing requirements.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and the in the Form 10-Q for the quarter ended December 31, 2007.